Exhibit 10.2

[Date]
[Name]
[Title]

Re: Amended Severance Benefits
Dear [First Name]:
As a participant in the Valaris Executive Severance Plan, as amended and restated from time to time (the “Executive Severance Plan”), you are eligible to receive severance benefits in the event of certain qualifying terminations provided thereunder. This letter sets forth the severance benefits you are eligible to receive from Valaris Limited or its successor (the “Company”) or the Employer upon a Qualifying Termination (as defined below) within three (3) months prior to or twelve (12) months following a Change in Control, subject to the terms and conditions set forth in this letter and the Executive Severance Plan (as modified by this letter). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Executive Severance Plan.
1.    Amended Severance Benefits. If, within three (3) months prior to or twelve (12) months following a Change in Control (the “Change in Control Period”), (i) the Employer terminates your employment without Cause (as defined in Exhibit A) and the termination is not a result of your death or Disability, or (ii) you resign for Good Reason (as defined in Exhibit A) (each, a “Qualifying Termination,” and with a Qualifying Termination that occurs within three (3) months prior to the Change in Control being referred to as a “Pre-CIC Qualifying Termination”), you shall be entitled to receive the Accrued Obligations and, subject to Section 2 below, the following amended severance benefits (the “Amended Severance Benefits”), instead of the Severance Benefits under the Executive Severance Plan:

a.    A lump-sum cash payment equal to one and a half (1.5) times the sum of (i) your Base Pay (without regard to any reductions implemented without your consent), and (ii) your annualized Target Bonus (determined without proration and based on your full-year Target Bonus opportunity for the year of termination), payable by the Employer promptly and in all events within 30 days following the later of the date (x) on which the Settlement Agreement (as defined below) has been executed by you (including an executed adviser’s certificate) and delivered to the Employer in accordance with paragraph 2 of this letter, and (y) of termination of your employment with the Employer, or in the event of a Pre-CIC Qualifying Termination, within 30 days following the later of (x) the date on which the Settlement Agreement has been executed by you (including an executed adviser’s certificate) and delivered to the Employer in accordance with paragraph 2 of this letter, (y) the date of termination of your employment with the Employer, and (z) the consummation of a Change in Control;

b.    A lump-sum cash payment of any unpaid annual cash bonus earned under the Valaris plc 2018 Cash Incentive Plan (or any successor, replacement or comparable annual bonus plan maintained by the Company, the Employer, or their respective Affiliates following a Change in Control, the “Cash Incentive Plan”), for the fiscal year immediately prior to the year in which the Qualifying Termination occurs, provided that you remain employed with the Employer through the last day of the performance period to which such bonus relates, regardless of whether performance has been formally certified by the Board or the Committee as of the date of your termination. Such bonus shall be determined based on actual performance in accordance with the terms of the applicable Cash Incentive Plan. Any such earned but unpaid annual cash bonus shall be payable by the Employer on or about the date such bonuses are paid to other employees of the Employer, but in no event later than March 15th of the year following the year in which the performance period ended;

c.    To the extent not duplicative of any payment of a prorated bonus provided under the Cash Incentive Plan in connection with a Change in Control, a lump-sum cash payment equal to your target annual bonus under the Cash Incentive Plan for the year in which your Qualifying Termination occurs, prorated based on the number of days elapsed in the performance period corresponding to such annual bonus through the date of your Qualifying Termination, divided by the number of days in such performance period. Such prorated bonus shall be payable by the Employer promptly and in all events within 30 days following the later of the date (x) on which the Settlement Agreement has been executed by you (including an executed adviser’s certificate) and delivered to the Employer in accordance with paragraph 2 of this letter, and (y) the date of termination of your employment with the Employer, or in the event of a Pre-CIC Qualifying Termination, within 30 days following the later of (x) the date on which your employment with your Employer terminates, (y) the date of termination of your employment with the Employer, and (z) the consummation of a Change in Control; and

d.    Healthcare coverage continuation, outplacement support and legal fees incurred in connection with the execution of the Settlement Agreement, in each case on the terms set out in the Settlement Agreement.

2.    Settlement Agreement. As a condition to receiving the Amended Severance Benefits, you must execute a settlement agreement in a form provided by the Company, which shall be in substantially the form attached as Exhibit B to this letter (the “Settlement Agreement”) and replaces the Release required under Section 2.2 of the Executive Severance Plan. The Settlement Agreement must be executed by you (including an executed adviser’s certificate) and delivered to the Employer within 14 days of a Qualifying Termination.

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3.    Restrictive Covenants. In consideration of the Additional Payment (as defined in the Settlement Agreement), you acknowledge and agree that you shall be obligated to comply with the restrictive covenants set forth in the Settlement Agreement in accordance with the terms thereof. For the avoidance of doubt, the restrictive covenants set forth in the Settlement Agreement will apply instead of, and not in addition to, the restrictive covenants contained in the Form of Separation and Release Agreement at Appendix B of the Executive Severance Plan.

4.    UK Employment Terms. The Amended Severance Benefits will, for the avoidance of doubt, be inclusive of any payments or other benefits to which you would otherwise be entitled in connection with your employment or its termination (including any notice pay, pay during any period of garden leave or any payment in lieu of any unexpired portion of your notice period) save as otherwise set out in the Settlement Agreement. The Amended Severance Benefits are non-pensionable. The definition of Disability for the purposes of the Executive Severance Plan will be satisfied in respect of you in circumstances where you are unable to perform your duties as a consequence of illness or injury for a continuous period in excess of six months.

5.    Modification of the Executive Severance Plan. This letter modifies the Executive Severance Plan solely with respect to a Qualifying Termination within the Change in Control Period. The payment of the Amended Severance Benefits shall be subject in all respects to the terms and conditions of the Executive Severance Plan (as modified by this letter), including, without limitation, Section 2.1(c) (No Duty to Mitigate; Offset; Set-off), Section 7.5 (Withholding). For purposes of such provisions, all references to “Severance Benefits” shall be deemed to refer to “Amended Severance Benefits” hereunder, as applicable. In the event of any other termination of employment, the terms of the Executive Severance Plan remain unmodified and in full force and effect.

6.    Counterparts. This letter may be executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.    Amendment. This letter may not be modified, altered or changed except upon express written consent of you and the Company.

8.    Governing Law. This letter shall be governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof.
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By signing below, you expressly acknowledge and agree that (i) you are subject to the terms of this letter, and the Executive Severance Plan, as modified by this letter and (ii) the terms of this letter and the Executive Severance Plan, as modified by this letter, shall supersede any other agreement between you and the Company or any of its Affiliates with respect to the subject matter hereof.

[Signature Page Follows]
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Sincerely,
VALARIS LIMITED

By: ________________________
Name:
Title:

[NAME]

Signature: ____________________
Date: ________________________
[Signature Page to Amended Severance Benefits Letter]

EXHIBIT A
“Cause” and “Good Reason” Definitions

1.    “Cause” Definition. “Cause” means any of the following:
(a)    gross misconduct by you;
(b)    the willful and material breach by you of any policies of the Company or its Affiliates or the Valaris Code of Conduct; or
(c)    the conviction of you by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a crime punishable by imprisonment.
2.    “Good Reason” Definition. “Good Reason” means any of the following: (a) a reduction in your base salary or annual target bonus opportunities under any Cash Incentive Plan, (b) a material diminution in your title, authority, duties or responsibilities, (c) a relocation of your primary place of employment to a location that increases your normal commute by more than thirty-five (35) miles, (d) if you have an approved remote work arrangement, any requirement that you cease to work remotely; or (e) any other action or inaction that constitutes a material breach by the Company or the Employer of its obligations under the Executive Severance Plan (including as modified by this letter) or any other agreement between the Company or the Employer and you.
In the case of your allegation of Good Reason (other than pursuant to clause (c) above), (i) you shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to Good Reason, you must terminate your employment with the Company within thirty (30) days following the end of the thirty (30) day cure period described in clause (ii) above in order for your termination to be considered a termination for Good Reason. Should the Company remedy the condition as set forth above and then one or more of the conditions arise again, you may assert Good Reason again subject to all of the conditions set forth herein.

For the avoidance of doubt, in the event of termination by you for Good Reason (as defined above) you will not be required to provide six months' notice of termination of your employment, but will instead be required to follow the procedure set out above.

EXHIBIT B
Form of Settlement Agreement

Dated ______________

(A)    Ensco Services Limited

And

(B)    [Name]

SETTLEMENT AGREEMENT

THIS AGREEMENT is made the ____ day of ___________________
between:
A.    Ensco Services Limited, a company registered in England and Wales with company number 04605864 and a registered address of Cannon Place, 78 Cannon Street, London, England, EC4N 6AF (the "Company"); and
B.    [Name and address] (the "Employee"),
(each a "Party" and, together, the "Parties").
RECITALS
1    The Employee is employed by the Company under the terms of a contract of employment dated [Date of employment agreement] (the "Contract of Employment").
2    The Company is entering into this Settlement Agreement (the "Agreement") for itself and as agent for Valaris Limited ("Valaris") or its successor and their Group Companies and is duly authorised on their behalf. A "Group Company" is any company which is for the time being a subsidiary or a holding company of the Company (or Valaris, as applicable) or a subsidiary of any such company ("subsidiary" and "holding company" shall have the meanings set out in section 1159 of the Companies Act 2006 as amended or re-enacted).
3    The Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this Agreement.
4    The Employee is eligible to receive Accrued Obligations (as defined in the Valaris Executive Severance Plan) and severance payments and benefits (the "Amended Severance Benefits") in accordance with and subject to the terms of the Valaris Executive Severance Plan (as modified by that certain Amended Severance Benefits letter agreement between the Employee and Valaris dated [________], 20[__] (the "Amended Severance Benefits Letter"), the "Valaris Executive Severance Plan"). Capitalised terms which are used but not defined in this Agreement shall have the meaning given to such term in the Valaris Executive Severance Plan.
5    The Employee believes that they may have statutory claims and/or contractual claims against the Company and/or a Group Company or its or their respective shareholders, officers, employees and ex-employees related to the Employee's employment and/or its termination.
6    In order to achieve certainty and finality, it is the intention of the Employee and the Company in entering into this Agreement that it shall operate to terminate the relationship between them and in consideration of the settlement set out here, provide a full, absolute and irrevocable release by the Employee of all current and future claims against the Company and any Group Company (save for the Excluded Claims (as defined in clause 6.2 below)) whether or not the Employee has knowledge of them, whether or not they are in the contemplation of the Parties and whether or not they exist in law or fact at the date of this Agreement.

IT IS AGREED as follows:
1.    TERMINATION OF EMPLOYMENT
1.1    The Employee's employment with the Company will terminate [on the date on which consummation of the “Business Combination” and other transactions as defined and described in that certain Business Combination Agreement between Transocean Ltd. and Valaris dated as of 9 February 2026 (the "Termination Date"). The Company acknowledges that the timing of termination of employment on the Termination Date is consistent with the vesting of equity awards in connection with the change of control contemplated by the Business Combination and will not deprive the Employee of beneficial rights to vesting of equity awards on the change of control.]
2.    PAYMENT OF SALARY AND BENEFITS UNTIL TERMINATION DATE
2.1    The Company will pay the Employee their normal remuneration and benefits (including, but not limited to pension contributions and/or pension allowance (as applicable)) up to and including the Termination Date (less such sums as the Company is obliged by law to deduct, including but not limited to income tax and employee's National Insurance (together the "Taxes")) in accordance with its usual payroll practices, and will forward the Employee's P45 in due course.
2.2    The Company will pay the Employee in lieu of [insert number of days] of accrued but untaken holiday up to the Termination Date, less Taxes, on the first normal pay day following the Termination Date.
3.    COMPENSATION FOR LOSS OF EMPLOYMENT AND PAYMENT IN LIEU OF NOTICE
3.1    Subject to and conditional upon the Employee's compliance in all material respects with the terms and warranties of this Agreement and the terms of the Valaris Executive Severance Plan, provided that the Employee has returned to the Company a copy of this Agreement signed by the Employee with a completed Adviser's Certificate (as defined below), the Company shall (without any admission of liability) pay to the Employee the following sums:
3.1.1    £[insert] (the "Compensation Payment"), less applicable Taxes, payable at the time set forth under Section 1(a) of the Amended Severance Benefits Letter;
3.1.2    such severance payments and benefits as are set forth under Sections 1(b) through 1(c) of the Amended Severance Benefits Letter, payable in accordance with the terms thereof, in each case, less any applicable Taxes, and together with the Compensation Payment, constituting compensation for the loss of the Employee's employment including loss of office, statutory redundancy pay and damages for breach of contract (collectively, the "Severance Payment");
3.1.3    £[insert] in lieu of the Employee's contractual six month notice period, less Taxes, payable within 30 days of the Termination Date ("Notice Payment"); and
3.1.4    £100 as consideration for the Employee's agreement to the restrictions in clauses 8 and 9 (the "Additional Payment"), payable at same time as the Compensation Payment.
3.2    The Company warrants that it has the necessary authority to make the Severance Payment, Notice Payment, Additional Payment and all other payments and to provide the benefits, and it will not be acting beyond its powers in agreeing to the terms, set down in this Agreement.

4.    COMPANY PROPERTY
4.1    Subject to clause 4.2, the Employee warrants that within one (1) day following the Termination Date they will return to the Company all keys, electronic passes, documents, recordings, photographs, laptop, hardware, computer discs, data sticks or cards, mobile telephone, Company credit card, Company car and any other property belonging to the Company including, if applicable, any copies (in any medium whatsoever). The Employee warrants that they have not made or retained copies of or extracts from documents, emails or any notes of or information relating to the business of the Company, caused others to do so or distributed the same to persons other than those authorised by the Company to be in possession of such documents.
4.2    The Employee shall be permitted to retain their Company-issued laptop computer from and after the Termination Date, subject to the Employee (x) having returned their laptop computer to the Company’s Information Technology (IT) Department at least three (3) business days prior to the Termination Date for purposes of deletion, removal, and/or transfer to the Company of any and all Confidential Information, Company work product or data, information, files, documents, programs, accessories, applications, accounts, and systems of the Company (or any Group Company), and (y) understanding and agreeing that Employee shall be solely responsible for any and all costs, expenses, damages, losses, liabilities, claims, or disputes arising from or relating to the laptop computer hereafter, including without limitation from the use, maintenance, upkeep, and/or disposal thereof.
5.    EXPENSES
The Company will reimburse the Employee for all expenses reasonably and properly incurred in connection with the Employee's employment up to the Termination Date in accordance with the Company's usual expenses policy provided that (save in relation to the tax accounting costs referred to in clause 15) the Company receives the appropriate receipts or invoices before the Termination Date.
6.    FULL AND FINAL SETTLEMENT AND WAIVER OF CLAIMS
6.1    The Employee acknowledges that they could bring proceedings against the Company, its Group Companies and its or their respective shareholders, officers, employees and ex-employees in respect of the Claims (defined below).
6.2    The Employee accepts the terms of this Agreement in full and final settlement of all and any claims, whether under contract, at common law, under statute or otherwise which the Employee has, or may have, but for this Agreement against the Company or any Group Company, and its or their respective shareholders, officers, employees and ex-employees arising directly or indirectly from the Employee's employment by the Company or its termination (but excluding any claim for (i) enforcing the terms of this Agreement; (ii) any payment or benefit owed to the Employee under the terms of the Valaris Executive Severance Plan, (iii) accrued pension rights; (iv) personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation); (v) any rights that the Employee may have to insurance coverage for such losses, damages or expenses under any Group Company directors and officers liability insurance policy, in accordance clause 11 below; (vi) any rights that the Employee may have for protection under such indemnification arrangements provided by Valaris, its successor, the Company, and/or any Group Company in accordance with clause 11 below and/or any right to indemnification that the Employee may have pursuant to the Company's or any Group Company's Bylaws or the Company's or any Group Company's corporate charter or under any written indemnification agreement with the Company

(or any corresponding provision of the Company or any Group Company) with respect to any loss, damages or expenses (including but not limited to legal fees to the extent otherwise provided) that Employee may in the future incur with respect to his or her service as an employee, officer or director of the Company, any Group Company; or (vii) any vested rights to payment of benefits that Employee may have under health, welfare, tax qualified employee benefit plans and any vested rights under any other employee benefit plans, including without limitation the Valaris Limited 2021 Management Incentive Plan (including, but not limited to, in respect of RSUs, PSUs and Dividend Equivalents and any other entitlements which vest on a change of control of Valaris)) (the "Excluded Claims"). In particular, but without limitation, this release extends (save for the Excluded Claims) to any claim:
(a)    for damages for wrongful dismissal or breach of contract including but not limited to any claim in respect of unpaid salary, bonus, commission, overtime, holiday pay, sick pay, pension contributions, benefits, allowances, re-imbursement of expenses, notice pay or any other termination or severance payment howsoever arising;
(b)    for unfair dismissal under section 111 of the Employment Rights Act 1996 and any related claim for failure to provide a written statement of reasons for dismissal under section 93;
(c)    for unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
(d)    for breach of any obligation in respect of working time, rest breaks or holiday pay, under regulation 30 of the Working Time Regulations 1998;
(e)    for unlawful detriment including, but not limited to, on the grounds of making a protected disclosure, under Part IVA of the Employment Rights Act 1996;
(f)    for unlawful detriment under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
(g)    for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
(h)    for damages for personal injury (whether for stress, depression or otherwise) that the Employee is aware of or should reasonably be aware of at the time of signing this Agreement;
(i)    for breach of obligations under the Human Rights Act 1998;
(j)    for breach of obligations under the Data Protection Act 2018 or the UK General Data Protection Regulation;
which the Employee may otherwise have (the "Claims").
6.3    The Employee warrants and represents that as at the date of this Agreement:
6.3.1    they have disclosed to the Adviser (as defined below) all facts, circumstances and information relating to their employment and its termination which the Adviser requires or may reasonably require in order to advise whether the Employee has any claims against the Company or any Group Company or its or their respective shareholders, officers, employees and ex-employees;

6.3.2    having taken legal advice from the Adviser (as defined below) any actual or potential claims that the Employee has or may be entitled to make against the Company or any Group Company or its or their respective shareholders, officers, employees and ex-employees either now or in the future, in respect of the Employee's employment and its termination, whether contractual, statutory or otherwise are fully particularised in clause 6.2 (save for the Excluded Claims);
6.3.3    other than the Claims (and the Excluded Claims) they have no other further claims or potential claims against the Company or any Group Company or its or their respective shareholders, officers, employees and ex-employees and the Employee has not already instituted proceedings in relation to any claim or claims against the same;
6.3.4    as at the date of this Agreement they are not aware of any conditions, illness, injury or other circumstances affecting them that may give rise to a personal injury claim against the Company or any Group Company; and
6.3.5    they have not committed any act or made any omission which might amount to, and are not aware (and ought not reasonably to be aware) of any circumstances which might constitute, a repudiatory breach of their Contract of Employment entitling the Company to terminate their employment without notice or payment in lieu of notice.
For the avoidance of doubt, the warranties set out in this clause 6.3 are a condition to payment of the Severance Payment.
6.4    The Employee understands that the Company enters into this Agreement in reliance on the warranties given by the Employee in this Agreement.
7.    EMPLOYEE'S INDEPENDENT LEGAL ADVICE
7.1    The Employee warrants that they have taken advice from [insert name of adviser] of [insert name of firm] (the "Adviser") on the terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue a complaint before an Employment Tribunal, the County Court or High Court.
7.2    It is a condition of the payment of the Severance Payment that the Adviser provides an executed copy of the certificate annexed to this Agreement at Schedule 1 (the "Adviser's Certificate").
7.3    The Company shall within 30 days of receipt pay against a properly constituted VAT invoice addressed to the Employee but marked payable by the Company, a sum not exceeding £[insert] inclusive of VAT to the Adviser in respect of legal fees incurred in taking independent legal advice in relation to this Agreement.
8.    CONFIDENTIALITY
8.1    During the course of the Employee's employment with the Company, the Company has (1) disclosed or entrusted to Employee, and provided Employee with access to, Confidential Information (as defined below), (2) placed Employee in a position to develop business goodwill belonging to the Group Companies, and (3) disclosed or entrusted to Employee business opportunities to be developed for the Group Companies. The Employee acknowledges that Confidential Information has been developed or acquired by the Group Companies through the expenditure of substantial time, effort and money and provides the Group Companies with an advantage over competitors who do not know or use the Confidential Information. The Employee further acknowledges and agrees that the nature of the Confidential Information obtained during his or her employment would make it difficult, if not impossible, for the Employee to perform in a similar capacity for a business competitive with the Group Companies without disclosing or utilizing Confidential Information.
8.2    The Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information for his own purpose or for the benefit of any third party (other than the Group Companies). Save where prevented from doing so by law, the Employee agrees to give to Valaris or the applicable Group Company notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day of being informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the witness summons or subpoena (as applicable), order or other process used to compel disclosure. For the avoidance of doubt, the provisions of this subsection shall not apply to (a) any disclosure or use authorised by Valaris the applicable Group Company or required by applicable law and (b) any information that is or becomes generally available to the public (other than as a result of the Employee's unauthorised disclosure). This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between the Employee and any Group Company. Nothing in this Agreement restricts the Employee from disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to any witness summons or subpoena provided that the Employee first promptly notifies (to the extent legally permissible) the Company and, with respect to any witness summons or subpoena on behalf of any non-governmental person or entity, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge such witness summons or subpoena or obtain a protective order (or equivalent) limiting its disclosure, or other appropriate remedy.
8.3    For the purposes of this Agreement "Confidential Information" shall mean information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company, and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their respective business contacts, including in particular (by way of illustration only and without limitation): (i) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (ii) information relating to the business or prospective business, current or projected plans or internal affairs of any Group Company; (iii) information relating to the current or prospective marketing or sales of any products or services of any Group Company, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (iv) information relating to any actual or prospective business strategies of any Group Company; (v) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunities; (vi) know-how, trade secrets, unpublished information relating to any Group Company's intellectual property and to the creation, production or supply of any products or services of any Group Company; (vii) information to which any Group Company owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of any Group Company); and (viii) other commercial, financial or technical information relating to the business or prospective business of any Group Company, or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of any Group Company, or any member or person interested in the share capital or assets of any Group Company, and any other person to whom any Group Company may provide or from whom they may receive information (whether marked confidential or not).
8.4    In consideration of the Additional Payment, the Employee further agrees:
8.4.1    not to make any statements to the press or other media in connection with the Company and/or any Group Company, the termination of their employment or this Agreement;
8.4.2    not to make, or cause to be made, any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Company, any Group Company, its or their respective suppliers, customers, clients, investors, advisers, shareholders, officers, employees and ex-employees; and
8.4.3    that they will not disclose the contents of this Agreement (save to the extent its already in the public domain) without the prior written consent of the Company except to the Employee's partner or immediate family, professional advisers (including, but not limited to, legal and tax advisers) or persons providing medical, therapeutic, counselling or support services (provided that such persons are under an obligation of confidentiality which the Employee does not waive), the Employee's insurer for the purpose of processing a claim for loss of employment, any government benefits agency for the purposes of making a claim for benefits, HM Revenue & Customs or as otherwise required by law . For the avoidance of doubt, nothing in this Agreement prevents the Employee from disclosing that his employment terminated by mutual agreement in connection with a change in control of Valaris.
8.5    This Agreement shall bind the Employee only to the extent allowed by law and nothing in this Agreement (or the Contract of Employment) shall prevent the Employee from making a statutory disclosure (including, but not limited to, a protected disclosure under section 43A of the Employment Rights Act, making a disclosure permitted under section 17 of the Victims and Prisoners Act 2024, making a disclosure permitted under section 135 and 136 of the Employment Rights Act 2025), making a disclosure to (whether required to or not) or co-operating with any investigation by HMRC or a relevant regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing), reporting a criminal offence (or suspected criminal offence) to any law enforcement agency or co-operating with any law enforcement agency regarding a criminal investigation or prosecution., doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority, complying with an order from a court or tribunal to disclose or give evidence, disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Employee's employment or its termination, voluntarily communicating with a solicitor retained by the Employee, or making any other disclosure as required by law.
8.6    Subject to its applicable legal and regulatory obligations, the Company agrees not to make, or cause to be made, any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Employee.

9.    POST-TERMINATION RESTRICTIONS
9.1    For the purposes of this clause 9 the following definitions apply:
9.1.1    "Direct Competitor" means a business concern whose predominant business is oil and gas offshore drilling, and that owns, leases and/or operates one or more mobile offshore drilling units;
9.1.2    "Restricted Business" means the business of any Direct Competitor which is the same or substantially similar to the Company and Group Companies at the Termination Date with which the Employee was involved to a material extent during the twelve months immediately preceding the Restriction Date;
9.1.3    "Restricted Customer" means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Restriction Date was a customer of or in the habit of dealing with the Company or any Group Company and in the course of the Employment:
(a)    with whom the Employee had personal dealings; or
(b)    for whom the Employee was responsible on behalf of the Company or any Group Company; or
(c)    any employee directly reporting to the Employee had material contact with on behalf of the Company or any Group Company.
9.1.4    "Restricted Employee" means any person who, at the Termination Date, reported directly to the Employee or was an employee of the Company or Group Company in a senior or managerial capacity and who could materially damage the interests of the Company or any Group Company if they became employed in any competing business and with whom the Employee worked closely in the twelve months immediately preceding the Restriction Date;
9.1.5    "Restricted Supplier" means any person, firm, company or other organisation who, in the twelve months immediately preceding the Restriction Date supplied goods and/or services to the Company or any Group Company including but not limited to any individual who provided services to the Company or any Group Company by way of a consultancy agreement (but excluding utilities or goods and services supplied for administrative purposes) and with whom the Employee dealt to a material extent during that period;
9.1.6    "Restricted Territory" means any other country in the world where the Company or any Group Company had business interests or dealings on the Termination Date; and
9.1.7    "Restriction Date" means the earlier of the Termination Date and the start of any period of garden leave (if applicable).
9.2    The Employee acknowledges that by reason of their employment they have had access to trade secrets, Confidential Information, business connections and the workforce of the Company and the Group Companies and that at the expense of and/or otherwise on behalf of the Company and its Group Companies they have made, maintained and developed personal knowledge of, influence over and valuable personal contacts with customers, clients, suppliers, staff and third parties. In order to protect the legitimate business interests of the Company and the Group Companies it is therefore reasonable for them to enter into these post termination restrictive covenants and, having taken independent legal advice the Employee agrees that the restrictions contained in this clause 9 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.
9.3    Reference in this clause 9.3 to "the Company" shall apply as though there were included reference to any relevant Group Company. The Employee covenants with the Company for itself and as trustee and agent for each Group Company that they will not without the prior written consent of the Company or Valaris or its successor:
9.3.1    for twelve months after the Restriction Date be engaged or concerned in any capacity or be in any way interested in or connected with a Restricted Business (other than as an employee of, or consultant to, the Company or any Group Company), for the purposes of providing services the same as or similar to those the Employee provided to the Company;
9.3.2    for twelve months after the Restriction Date induce or attempt to induce, or cause or solicit any Restricted Employee to cease their relationship with the Company or its Affiliates or in any way materially interfere with the relationship between the Company and any Restricted Employee;
9.3.3    for twelve months after the Restriction Date employ or engage any Restricted Employee, provided that nothing shall prohibit the Employee from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of the Company or any Group Company so long as no persons who were at any time during the twelve (12) month period prior to the commencement of such solicitation Restricted Employees, are hired or otherwise engaged as a result of such general solicitations or search firm efforts;
9.3.4    for twelve months after the Restriction Date induce, or attempt to induce, cause or solicit any Restricted Customer to reduce or cease doing business with the Company;
9.3.5    for twelve months after the Restriction Date in any way knowingly interfere with the relationship between any Restricted Customer and the Company;
9.3.6    for twelve months after the Restriction Date induce, or attempt to induce, cause or solicit any Restricted Supplier to reduce or cease doing business with the Company; and
9.3.7    for twelve months after the Restriction Date in any way knowingly interfere with the relationship between any Restricted Supplier and the Company.
9.4    The restrictions in clause 9.3 only apply in the Restricted Territory.
9.5    For the avoidance of doubt, nothing in this clause 9 shall prevent the Employee from:
9.5.1    holding (directly or indirectly) solely as a passive investment, securities of any entity traded on a national securities exchange if the Employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; or
9.5.2    being engaged or concerned in any business concern (including a Direct Competitor) where the Employee's work or duties relate solely to geographical areas outside of the Restricted Territory; or
9.5.3    being engaged or concerned in any business concern where the Employee's work or duties relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in twelve months before the Termination Date.

9.6    The obligations undertaken by the Employee pursuant to this clause 9 extend to them acting not only on their own account but also on behalf of any other firm, company or other person and shall apply whether they act directly or indirectly.
9.7    While the restrictions in this clause 9 (on which the Employee has had the opportunity to take independent advice) are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
9.8    If the Employee accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 9 they will provide the third party with full details of these restrictions.
9.9    Notwithstanding the provisions of this clause 9 or anything in this Agreement to the contrary, the Employee shall not be subject to the restrictions set out in clause 8.4.2 or clause 9.3 if the Company fails to timely and fully pay the payments or benefits due to the Employee under this Agreement.
10.    LEGAL & OTHER ASSISTANCE
The Employee agrees that they will, at the reasonable request of the Company, provide the Company and/or any Group Company with such reasonable assistance as it or they may require in the conduct of any legal proceedings, investigation or enquiry in respect of which the Company or its advisers believe that the Employee may be of assistance. The Employee shall be reimbursed for all reasonable costs and expenses incurred in providing any cooperation as contemplated by this clause 10.
11.    DIRECTORSHIPS AND OFFICES
11.1    The Employee shall with effect from the Termination Date resign as an officer of Valaris and shall do all such acts and things as the Company may require to effect the Employee’s resignation from any offices with the Company or any of its Group Companies or which the Employee held by reason of employment by the Company.
11.2    Having resigned as an officer of Valaris and from any such other offices which the Employee holds with any Group Company the Employee will not represent or suggest in any way any continued authority in respect of or connection to the Company or any Group Company.
11.3    The Employee shall have the benefit of such (i) directors’ and officers’ insurance which is maintained by the applicable Group Companies from time to time, and (ii) indemnification arrangements in place from time to time by the applicable Group Company, in each case, on the same terms as other former directors and officers of such Group Companies.
12.    EQUITY AWARDS
The Employee’s participation in any equity incentive plans of the Company or any Group Company, and any awards which the Employee holds thereunder, shall be treated in accordance with the terms of the applicable plans and award agreements.

13.    OUTPLACEMENT SUPPORT
The Company will make direct payment to an outplacement consultant of the Employee’s choice up to a maximum value of £[insert] inclusive of VAT within 30 days of the Company’s receipt of an appropriate VAT invoice from the outplacement consultant addressed to the Employee but stated to be payable by the Company.
14.    HEALTHCARE COVERAGE
The Employee’s private medical and dental insurance coverage shall be continued by the Company for a period of 12 months following the Termination Date on the same terms as provided to the Employee immediately prior to the Termination Date (including in relation to coverage included for any dependants covered as at the Termination Date), subject to the terms, conditions and limitations of the applicable plan in effect from time to time. To the extent that it is not possible under the applicable plans for coverage to continue for this period, the Company will pay the cost of continuation cover for such period (or if continuation coverage is not available to you, reasonable alternative coverage), such payment to be grossed up to reflect any tax which is required to be paid on the cash amount before payment of the continuation or alternative coverage.
15.    TAX ACCOUNTING COSTS
15.1    The Company shall reimburse the Employee’s reasonable accounting costs associated with tax preparation services in the UK for all tax periods in which taxes fall due on payments or other compensation or equity the Employee received or will receive from the Company or Valaris or any Group Company in connection with the Employee’s employment or termination of employment, including for the avoidance of doubt any such tax periods after the Termination Date. Payment of third-party tax preparation services will only apply with respect to taxes due on payments and other compensation you received and will receive from the Company or any Group Company.
15.2    The Company shall reimburse the Employee’s reasonable accounting costs associated with the resolution of any tax disputes that may directly result from payments received in connection with employment with the Company, whether arising during or after termination of employment.
15.3    The Employee acknowledges that it is the Employee’s responsibility to file all required returns and provide any required documentation on a timely basis to comply with the tax laws of the United Kingdom and that the Company shall not be responsible for any penalties or interest incurred as a result of failure to timely file any return or timely provide any required information or documentation.
16.    EMPLOYMENT LEGISLATION
The Company and the Employee confirm that this Agreement satisfies the conditions regulating settlement agreements and settlement contracts under Section 147 of the Equality Act 2010, Section 203(3) Employment Rights Act 1996, Section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, Section 35(3) Working Time Regulations 1998 and Section 49(4) National Minimum Wage Act 1998, Regulation 41(4) Transnational Information & Consultation of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous

Amendment Regulations 2006 and Regulation 40(4) Information and Consultation of Employees Regulations 2004) (together referred to as the "Acts").
17.    MISCELLANEOUS
17.1    Nothing in this Agreement shall have the effect of waiving any right or obligations that the Employee may have pursuant to the terms of the Valaris Executive Severance Plan.
17.2    The Company and the Employee intend that the terms of this Agreement should be enforceable by any Group Company, by virtue of the Contracts (Rights of Third Parties) Act 1999.
17.3    The terms of this Agreement and the Valaris Executive Severance Plan (as modified by the Amended Severance Benefits Letter), are in substitution for all previous agreements or arrangements (whether written or oral) between the Company or any Group Company and the Employee in connection with the termination of the Employee's employment in connection with a Qualifying Termination in the Change in Control Period (each as defined in the Amended Severance Benefits Letter), provided that the Valaris Executive Severance Plan shall continue to apply (including in the circumstances set out in section 5 of the Amended Severance Benefits Letter).
17.4    This Agreement although marked "without prejudice" will upon signature by all Parties be treated as an open document evidencing an agreement binding on the Parties.
17.5    No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
17.6    This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts or duplicates together shall constitute one and the same instrument.
18.    GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed in accordance with the laws of England and Wales. Non-contractual obligations (if any) arising out of or in connection with this Agreement shall be governed by the laws of England and Wales. The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.
[Signature Page to Follow]

SIGNED                     )

For and on behalf of the Company        )
DATED                     )

SIGNED                     )

By the Employee                )
DATED                     )

[Signature Page to Settlement Agreement]

SCHEDULE 1

ADVISER'S CERTIFICATE

[To be printed on Adviser's headed notepaper]
I confirm that:
1    I am a relevant independent adviser within the meaning of the Acts as defined in clause 16 of this Agreement.
2    I have advised the Employee of the terms and effect of this Agreement and in particular its effect on their abilities to pursue a claim before an Employment Tribunal, the County Court or High Court.
3    There is in force a contract of insurance or indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of my advice.

Signed:.........................
Name: …………………
Firm: ………………….
Address: ………………….
Date …………………….